MASTER PURCHASE AND SALE AGREEMENT

1. (a) This Master Purchase and Sale Agreement (the "Agreement") dated August 12, 2005 by and between Bibby Financial Services (Midwest), Inc., (hereinafter referred to as "BFS") with its office located at 1400 Opus Place, Suite 905, Downers Grove, IL 60515, and Decorize, Inc., FEIN #43-1931810, with its principal place of business at 1938 East Phelps, Springfield, MO 65802, Guildmaster, Inc., FEIN #43-1921350, with its principal place of business at 2655 North Airport Commerce Avenue, Springfield, MO 65803, and Faith Walk Designs, Inc., FEIN #36-4458227, with its principal place of business at 10825 Barely Lane, Suite D, Houston, TX 77070, (hereinafter collectively referred to as "Seller"). Pursuant to the terms and conditions set forth herein, BFS hereby has the option to purchase from and Seller hereby assigns and agrees to offer for sale and factoring to BFS, as Seller's sole and exclusive factor and as absolute owner, all of Seller's right, title and interest in and to: (i) all of Seller's now existing and hereafter created Accounts (as hereinafter defined) created and owned by Seller together with all rights with respect thereto, including without limitation, full power to collect, sue for, compromise, assign, in whole or in part, or in any other manner enforce collection thereof in BFS' name or otherwise; (ii) all of Seller's rights with respect to the goods and/or services sold giving rise to each such Account; (iii) all goods returned by any customer or obligor in connection with the Accounts; (iv) all remedies available to Seller including rights of stoppage in transit, replevin, repossession and reclamation; (v) all deposits or other security relating to the Accounts; (vi) all of Seller's rights under any insurance policy covering any goods giving rise to the Accounts; and (vii) all payments or other proceeds of the foregoing in any form.

(b) All Accounts shall be submitted to BFS set forth on a schedule of assignment (the "Assignment Schedule") that shall be in a form satisfactory to BFS and shall be delivered to BFS with identical duplicates of each invoice for each Account on the Assignment Schedule (the originals having been mailed by Seller to Seller's customers at Seller expense) or at BFS' election originals shall be delivered to BFS for forwarding to Seller's customers and shall, likewise, deliver to BFS all original shipping or delivery receipts, including, but not limited to, Bills of Lading for all merchandise sold, together with such other documents and proof of delivery of merchandise or rendition of services as BFS may require, provided however, that Seller shall not be required to submit to BFS on an Assignment Schedule those Accounts set forth in Addendum 1 attached hereto and incorporated herein by this reference (the "Excluded Accounts"). Such Excluded Accounts shall not receive notification of assignment by BFS and Seller shall be permitted to collect payment from such Excluded Accounts directly to Seller. Except as set forth in this Paragraph 1(b), BFS shall have the same rights in the Excluded Accounts as in the Accounts, shall be the sole owner of said Excluded Accounts and said Excluded Accounts shall be subject to all the terms and conditions set forth herein, including but not limited to Paragraph 9. BFS shall have the right, in its sole and absolute discretion, to remove any or all of the Excluded Accounts from Schedule 1, and immediately upon notice by BFS to Seller of said removal such Excluded Account shall be subject to the same terms and conditions as the Accounts.

2. From time to time hereafter, Seller may deliver to BFS and BFS may purchase, in its sole and absolute discretion, such Accounts up to a maximum credit facility of $2,000,000.00. The Aggregate Net Face Value of all Accounts offered within each Assignment Schedule shall not be less than $25,000.00. All Accounts offered for sale within each Assignment Schedule, or portion thereof, that BFS purchases shall be hereinafter referred to as "Accounts Purchased".

3. Upon BFS' receipt and acceptance of each Assignment Schedule, or any portion thereof, BFS shall pay to Seller not more than 85% of the Aggregate Net Face Value of the Accounts Purchased therein described (the "Initial Down Payment"), subject to BFS' right to maintain a reserve. The term reserve shall mean a ledger entry, not cash account, which shall serve as security in the event that BFS were to fail to receive full payment for each Account Purchased for any reason, including but not limited to customers' returns, allowances, deductions and disputes and/or chargebacks including any charge back BFS anticipates might arise in the future (the "Reserve Account"). BFS may, in its sole and exclusive discretion, increase or decrease such Reserve Account as BFS may deem necessary to protect BFS' interests. Subject to the Reserve Account, on each Friday following the week in which all Accounts Purchased have been collected in good funds, BFS will pay to Seller the amount of the Purchase Price (as hereinafter defined) minus (i) the Initial Down Payment; (ii) all returns, credits, allowances and discounts calculated upon shortest or longest selling terms, at BFS' option, on any alternative terms of sale offered by Seller to Account Debtors (as hereinafter defined); (iii) any and all expenses arising in connection with the execution of this Agreement, including but not limited to (a) any and all search fees and filing fees that may be required by BFS in order to execute and/or continue this Agreement; (b) applications for credit insurance or due diligence that may be required to ascertain the creditworthiness of Seller or Sellers Account Debtors; (c) wire transfer fees or other financial institution fees; (d) any and all expenses in connection with field review and field audits, which expenses shall bear the rate of Seven Hundred Fifty Dollars ($750.00) per day plus travel and travel related expenses; and (iv) all other costs or expenses incurred by BFS, including but not limited to, all costs and expenses relating to a notice of lien, audit, lien and title examinations, or expenses incurred in protecting and preserving accounts, and professional fees, including accountant and attorney's fees, related to the foregoing.

In the event Seller's total receivables are more than 60% for any one Account Debtor, Purchaser reserves the right to charge Seller an additional discount equal to one-half of one percent (0.50%) of the gross amount of each receivable generated from that specific Account Debtor. In the event any merchandise, the sale of which gave rise to an Account Purchased by BFS, is returned to or repossessed by Seller, such merchandise shall be held by Seller in trust for BFS, separate and apart from Seller's own property and subject to BFS' sole direction and control.

4. For the services rendered by BFS hereunder, Seller shall pay and BFS shall be entitled to receive the percentages of the Aggregate Net Face Value of each Account Purchased and percentages of the Funds Employed. The date of collection shall be BFS' date of receipt plus 3 additional collection day(s).

Client Initials

BFS Initials

(a) Interest upon the daily net balance of any monies remitted, paid, Advanced or otherwise charged to Seller or for Seller's account before payment shall be charged to Seller's Reserve Account as of the last day of each month at a rate of 3.50% above the rate of interest designated by BFS as its "Prime Rate" (which as of the date hereof is based upon The Wall Street Journal's published Prime Rate which is subject to change). All such interest shall be computed for the actual number of days elapsed on the basis of year consisting of 360 days. Any adjustment in BFS's interest rate, whether downward or upward, will become effective on the first day of the month following the month in which the prime rate of interest is reduced or increased.
(b) For BFS's services hereunder, which services include, among others, invoice management, credit investigation, and various other services, Seller shall pay and BFS shall be entitled to receive a factoring administration fee equal to 1.25% of the gross invoice amount of each Account submitted, which factoring administration fee shall be due and payable to BFS on the assignment to BFS of such Account.
(c) For BFS's services hereunder, which services include, among others, invoice scheduling, invoice reporting and various other services, Seller shall pay and BFS shall be entitled to receive an invoice processing fee equal to $0.40 for each Account submitted, which invoice processing fee shall be due and payable to BFS on the assignment to BFS of such Account.
(d) BFS fees are based upon the Seller's maximum sales terms of net 60 days and Seller will not grant additional or any extension of terms to any customer without BFS' prior written approval. If and when such additional or extended terms are given to Seller's customers, BFS reserves the right to increase the fees with respect to the Purchased Accounts by 1.00% for each additional 30 days.

5. Seller has advised BFS that the Aggregate Net Face Value of Accounts Seller will submit each month to BFS under this Agreement for Purchase shall average $500,000.00 on a quarterly basis (the "Minimum Accounts Purchased") and that the fees to be charged to Seller as set forth in the foregoing Section 4 are based upon such Minimum Accounts Purchased. Any deficiency in discount fees due to Seller not meeting the Minimum Accounts Purchased shall be chargeable to Seller's Reserve Account, or at BFS' option, payable by Seller on BFS demand. In the event Seller does not submit the Minimum Accounts Purchased during any calendar month, then Seller shall pay BFS a minimum monthly fee (the "Minimum Monthly Fee") in such amount to equal $10,000.00 in BFS discount fees for each month such Minimum Accounts Purchased are not met.

6. Seller makes the following warranties, representations and covenants to BFS upon the delivery of each Assignment Schedule:

(a) Seller shall submit all Accounts to BFS;
(b) Seller is the sole and absolute owner of each Account Purchased and each Account Purchased is sold free and clear of any liens, security interests or encumbrances;
(c) Seller has the full legal right to sell, assign and transfer each Account Purchased and such sale, assignment and transfer thereof does not contravene or conflict with the terms of any other agreement, commitment or instrument to which Seller is a party;
(d) Upon Seller's delivery of each Assignment Schedule, there will vest in BFS all of Seller's right, title and interest in and to each Account Purchased;
(e) Each Account Purchased is accurate, undisputed and represents a sum certain owed by an Account Debtor, without offset or counterclaim which is due and payable not more than 60 days from invoice date;
(f) Each Account Purchased represents Seller's bona fide sale, delivery and acceptance of merchandise or performance of service to an Account Debtor;
(g) Seller is not and has at no time been affiliated with and does not own, control, or exercise dominion, in any way whatsoever, over the business of any Account Debtor;
(h) All financial records, statements, books, or other documents Seller has shown to BFS, either before or after the execution of this agreement are and were true and accurate and no information has since come to Seller's attention to materially effect same;
(i) Each invoice plainly states on its face in a form acceptable to BFS, that each Account Purchased has been sold and assigned to BFS and is payable only and directly to BFS or any other language that BFS may require;
(j) No Account Purchased shall be on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or any right to return basis;
(k) Seller is solvent;
(l) No financing statement governing any of the Accounts Purchased, or any property of Seller in which BFS is granted a security interest under this Agreement, is on file in any public office other than that which may be in favor of BFS;
(m) Seller's principal place of business is set forth in Section 1 above, Seller maintains all of its records relating to the Accounts Purchased at such place; Seller has not changed its mailing address, principal place of business, or office in which Seller's records are kept without first giving BFS written notice thereof;
(n) Seller has no Parent, Affiliate and/or Subsidiary;
(o) Neither the sale and/or transfer of each Account Purchased to BFS nor BFS' collection of the Accounts Purchased, or any Account, will be subject to a claim and no account assigned or any payment made with regard thereto is avoidable by any trustee in bankruptcy under Title 11 of the United States Bankruptcy code or any creditor, whether under state or federal law, as a preference, fraudulent conveyance or otherwise;

Client Initials

BFS Initials

(p) That each Account Purchased and Account shall be absolutely enforceable against Seller's Account Debtor in accordance with the express terms of the invoice, whether as to price, terms delivery, guaranty or quality; and
(q) Seller has no delinquent federal, state and/or local taxes at the time of each Assignment Schedule and in the event Seller permits or suffers any delinquent tax at any time during the term of the Agreement, Seller will satisfy all delinquent taxes within ten days after Seller receives notice or is otherwise advised of same;
(r) Seller, upon receipt of any check or other form of payment on any Account Purchased shall not deposit any Account Debtor payment and shall hold such payment in trust and safekeeping, as the sole and exclusive property of BFS. Should Seller come into possession of any Account Debtor payment on any Account Purchased, Seller shall forthwith turn over any such payment to BFS;
(s) Seller will immediately, upon each Account Purchased, make the proper entry on its books and records recording the absolute sale of such Accounts to BFS;
(t) Seller is responsible for the acts, omissions and/or defalcations of its employees in the event that any employee, including any agent, representative or assign, fails to deliver any check or other payment belonging to BFS;
(u) Seller agrees that the aggregate amount of receivables generated at any time will not exceed 70% in any one Account Debtor during the term of this Agreement;
(v) neither Seller nor any Parent, Subsidiary or Affiliate entity with respect to Seller, will sell or factor any of its or their accounts receivable to any entity other than BFS;
(w) Seller shall, at any future time, execute and deliver to BFS any and all documents desirable or necessary by BFS to effectuate the provisions of the Agreement;
(x) Seller shall at no time sell, or offer to sell, any inventory, equipment or other asset outside the ordinary course of Seller's business;
(y) Seller shall at all times remain in good standing under its State of formation, and be qualified to do business in all States in which such qualification is necessary or desirable; and
(z) the person signing on behalf of Seller has the power and authority to execute and deliver the Assignment Schedule.

Each of the warranties, representations and covenants above shall be deemed renewed each time Seller sells Accounts Purchased to BFS. All representations, warranties and covenants under this paragraph shall survive any purchase or sale of Accounts Purchased and any termination of this Agreement.

7. All Accounts sold to and purchased by BFS are with recourse to Seller and at Seller's sole credit risk, and BFS shall have the right to charge back such Accounts Purchased at any time, and from time to time, either before or after maturity. In the event of chargeback, Seller agrees to pay BFS the full amount thereof plus a chargeback fee equal to the greater of two percent of the purchased account or $25.00, and failing to do so, Seller shall be responsible for all damages, including all expenses incurred by BFS in attempting to collect or enforce payment of such Accounts. In addition to BFS' right to receive its other fees set forth in this Agreement, BFS shall be entitled to additional fees on any amount that remains unpaid beyond 90 days, which additional fee will be two percent per ten days until the account is collected or otherwise charged back to Seller.

8. BFS may charge Seller's account for the Initial Down Payment and Discount Fee calculated as described in Paragraphs 3 and 4 above for any Account Purchased that is subject to a Dispute (as hereinafter defined). Seller must immediately (and in any event not more than twenty-four hours upon receipt of notification of information) notify BFS of any dispute, return, rejection, loss of or damage to merchandise, any request for an extension of time to pay or any fact or circumstance with respect to any Account Purchased or receivable which reduces the sum payable thereon. Seller agrees to notify BFS within 5 business days of any allowance, credit or adjustment granted to an Account Debtor, or acceptance of any return of merchandise. BFS may, at its option, settle and/or compromise any Dispute. Any settlement made by BFS shall not relieve Seller of any of its obligations under this Agreement and no charge back shall be deemed a reassignment to Seller of the Accounts Purchased. All amounts chargeable to Seller's account under this Agreement shall be payable by Seller on demand.

9. Seller hereby grants to BFS, as security for all present and future Obligations (as hereinafter defined) of Seller to BFS under this Agreement, a continuing first lien, superior in priority and dignity to all others, in all Accounts, inventory, equipment, deposit accounts, letter of credit rights, general intangibles, supporting obligations, documents, chattel paper, instruments, documents and investment property, all books and records evidencing and/or related to all Accounts, together with any commercial tort claim that Seller may institute and that is subsequently specifically referenced by written amendment, as well as all whether now existing or hereafter arising, together with all software programs, stored data, aging schedules, customer lists, books, records together with all returned merchandise and all property of Seller at any time coming into BFS' possession. As further and additional collateral, Seller agrees that BFS shall be entitled to a first priority lien in any and all funds belonging to Seller with regard to each bank account maintained by Seller. BFS shall be entitled to withhold, freeze or otherwise charge the reserve for any indebtedness of Seller or any Parent, Affiliate or Subsidiary of Seller (including one created or established after execution of this Agreement). Seller shall execute and deliver BFS all financing statements and other documents and instruments that BFS may request to perfect, protect or establish the security interest(s) granted hereunder and Seller authorizes BFS to execute and file any such financing statements disclosing BFS' security interest(s) without further authorization from Seller. Recourse to security shall not be required and Seller shall at all times remain liable for the repayment on demand of all indebtedness arising hereunder and for all Obligations. Seller has delivered to BFS and BFS may file executed financing statements (a) to perfect the purchase by BFS of all present and future Accounts and (b) to perfect any security interest granted to BFS under this Agreement. Seller authorizes BFS to execute in Seller's name and to file further financing statements and renewals thereof as BFS may deem appropriate to carry out the intent of this Agreement.

Client Initials

BFS Initials

10. Seller irrevocably appoints BFS its attorney in fact or agent with power to: (a) Execute any UCC financing statements, amendments or other filings; (b) Strike Seller's address from any correspondence to any Account Debtor and insert BFS' address; (c) Receive and open all mail addressed to Seller via BFS' address; (d) Endorse the name of Seller or Seller's trade name on any check or other evidence of payment payable to Seller that may come into the possession of BFS; (e) Demand, sue for, compromise and/or collect any and all moneys due to Seller; (f) Compromise, prosecute or defend any action, claim or proceeding as to the Accounts and (g) Send notices, demand or requests to the Account Debtor in the name of Seller for any purpose whatsoever deemed necessary or desirable by BFS including, without limitation, notices regarding payment instructions or seeking estoppel information on the Accounts and such other matters integral to the relationship. The Power of Attorney granted to BFS herein shall be deemed to be coupled with an interest and therefore irrevocable and shall remain in full force and effect until all Accounts Purchased are paid in full and all indebtedness, if any, of Seller to BFS is satisfied.

11. Nothing contained in this Agreement shall be deemed to impose any duty or obligation upon BFS in favor of any Account Debtor and/or other party in connection with the Accounts Purchased.

12. This Agreement shall inure to the benefit of and is binding upon the parties, any Parent, Subsidiary, and Affiliate, now or hereafter formed, together with their executors, administrators, successors, and assigns. Seller may not assign or transfer any or all of its rights and obligations under this Agreement to any party without the express prior written consent of BFS which consent shall be in BFS' sole and exclusive discretion.

13. No failure or delay on BFS' part in exercising any right, power or remedy granted to BFS hereunder will constitute or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right set forth herein. This Agreement contains the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of, consent, oral or otherwise, with respect to any provision of this Agreement will in any event be effective unless the same is in writing and signed and delivered by BFS.

14. This Agreement shall be deemed executed in the State of Illinois and in all respects shall be governed by and construed in accordance with the domestic laws of the State of Illinois, excluding any choice of law or conflict of law provisions or rules (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. Each of BFS and Seller submit to the jurisdiction of any state or federal court sitting in the County of Cook, City of Chicago, Illinois in any action or proceeding arising out of or relating directly or indirectly to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Seller further agrees to waive any right it may have to seek a change of venue based on inconvenience of the forum or otherwise. **BFS AND SELLER AND ANY OBLIGOR HEREUNDER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, ARISING OUT OF OR RELATED HERETO WHETHER, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.**

15. Seller shall indemnity BFS and hold BFS harmless from and against any action or other proceeding brought by an Account Debtor against BFS arising from BFS' commercially reasonable efforts to collect or attempting to collect any of the Accounts. Seller also agrees to indemnify BFS against any liability, loss or expense caused by, or arising out of, the rejection or revocation of merchandise or disputes with respect to any services of every kind and nature by an Account Debtor.

16. An event of default ("Event of Default") shall be deemed to have occurred hereunder and BFS shall have no further obligation to purchase accounts and may immediately exercise its rights and remedies with respect to the Accounts Purchased and the Collateral under this Agreement, the Uniform Commercial Code, and applicable law, upon the happening of one or more of the following:

(a) Seller shall fail to pay when due any amount owed to BFS, which failure is not cured within five (5) days of notice of same;
(b) There shall be commenced by or against Seller any voluntary or involuntary case under the United States Bankruptcy Code or any assignment for the benefit of creditors, or appointment of a receiver or custodian for a substantial portion of its assets occurs;
(c) Seller shall become insolvent, defined as its debts are greater than the fair value of its assets, or Seller is generally not paying its debts as they become due;
(d) Any lien, garnishment, attachment or the like shall be filed, occur or arise or attach to the Accounts Purchased, the Collateral or any portion thereof and the same is not released within the ten (10) days;
(e) Seller suffers the entry against it for a final judgment for the payment of money in excess of $10,000, unless the same is satisfied within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such periods and a stay of execution pending such appeal is obtained;
(f) Seller shall breach any covenant, agreement or any warranty set forth herein, or any such covenant agreement or any warranty shall be untrue when made and the same is not cured to BFS' satisfaction within (ten) 10 days after such breach or occurrence;
(g) Any report, certificate, schedule, financial statement, profit and loss statement or other statement furnished by Seller, or by any other person on behalf of Seller, to BFS is not true or correct in any material respect;

Client Initials

BFS Initials

(h) Any federal or state lien is recorded against Seller or Seller shall fail to pay any federal or state tax when due, or shall fail to timely file any federal or state tax form as and when due;

(i) A material adverse change shall have occurred in Seller's financial conditions, business or operations; or

(j) Seller receives a check or other instrument of payment representing payment of amounts due BFS and fails to surrender to BFS said check or payment instrument within one (1) business day.

Upon the occurrence of an Event of Default, BFS shall have the right, at its discretion, to terminate this Agreement without notice to Seller, and all Sellers' obligations to BFS hereunder shall be immediately due and payable. In the event of termination, Seller's obligations under this Agreement shall remain in full force and effect and accrue at the maximum interest rate allowable under the law until all of the Accounts Purchased (other than a debt discharged in Bankruptcy) have been paid in full and BFS is paid in full for all amounts by Seller. In addition, BFS shall be authorized to notify each bank or other financial institution in which Seller maintains an account that so much of the funds necessary to cure Seller's breach shall be set aside to and for the exclusive benefit of BFS. Seller shall hold BFS harmless of any claim(s) or damage(s) that might arise as a result of BFS' notification unless it can be shown that BFS acted in bad faith and without just cause. Should Seller receive a check or other instrument of payment representing payment of amounts due BFS and fail to surrender to BFS said check or payment instrument within one (1) business day, Seller shall be deemed to have committed a material default in this agreement. In addition to all other damages to which BFS shall be entitled, in the event Seller violates its obligations under this paragraph, to charge Seller a misdirected payment fee equal to fifteen (15%) percent of the amount of the payment instrument or One Thousand Dollars ($1,000.00) whichever is greater, to compensate BFS for the additional administrative expenses that are likely to be incurred as a result of such breach.

In the event of default, all obligations due BFS shall become immediately due and owing and BFS shall be entitled to equitable relief without having to establish an inadequate remedy at law or other grounds except that its collateral is subject to being dissipated and that in the event BFS deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, as a result of Seller's default, Seller waives any requirement that BFS post or otherwise obtain or procure any bond. Alternatively, in the event BFS, in its sole and exclusive discretion, desires to procure and post a bond, BFS may procure and file with the court a bond in an amount up to and not greater than $10,000.00 notwithstanding any common or statutory law requirement to the contrary. Upon BFS' posting of such bond it shall be entitled to all benefits as if such bond was posted in compliance with state law. Seller also waives any right it may be entitled to, including an award of attorney's fees or costs, in the event any equitable relief sought by and awarded to BFS is thereafter, for whatever reason(s), vacated, dissolved or reversed. Seller acknowledges that it has a duty to timely pay any tax obligation(s) and that if, for whatever reason, a tax lien or levy were to issue against Seller, Seller shall cause such lien or levy to be satisfied or discharged within fifteen (15) days. Until such lien or levy is satisfied and discharged, BFS shall be entitled to withhold any sum(s) that may otherwise be due Seller and may remit same to the taxing authority. Moreover, Seller agrees that until the tax lien or levy is satisfied or discharged, BFS shall be entitled to collect all proceeds of Accounts and apply such proceeds to BFS' indebtedness. Nothing contained herein shall suspend or abate any performance due BFS. Seller agrees to execute and supply to BFS any and all forms (i.e. Forms 8821 and/or 2848) that BFS may require in order to enable BFS to obtain and receive tax information issued by the Department of the Treasury, Internal Revenue Service, or receive refund checks.

17. Seller's sole remedy for any breach committed by BFS of any obligation or duty owed under this Agreement, any other agreement between Seller and BFS or any duty or obligation arising out of or related to this Agreement shall be limited to the balance due Seller from the Reserve Account. Under no circumstances shall BFS be liable for any incidental, special or consequential damages, including, but not limited to, loss of goodwill, loss of profit, or any other losses associated therewith, whether BFS did or did not have any reason to know of a loss that may result from any general or particular requirement of Seller.

18. In the event Seller's principals, officers or directors form a new entity in a business similar to that of Seller during the term of this Agreement or while Seller remains liable to BFS for any obligations under this Agreement or arising out of or related to this Agreement, whether in the form of a corporation, partnership, limited liability company or otherwise, such entity shall be deemed to have expressly assumed the obligations due BFS by Seller under this Agreement. Upon the formation of any such entity, BFS shall be deemed to have been granted an irrevocable power of attorney with authority to execute, on behalf of the newly formed successor business, a new UCC-1 or UCC-3 financing statement and have it filed with the appropriate secretary of state or UCC filing office. BFS shall be held-harmless and be relieved of any liability as a result of BFS' execution and recording of any such financing statement or the resulting perfection of a lien in any of the successor entity's assets. In addition, BFS shall have the right to notify the successor entity's Account Debtors of BFS' lien rights, its right to collect all Accounts, and to notify any new lender who has sought to procure a competing lien of BFS' right is in such successor entity's assets.

19. Seller acknowledges that the relationship is strictly seller and purchaser and that there is not now, and it will not seek or attempt to establish, any fiduciary or confidential relationship between BFS and Seller, and Seller waives any right to assert, now or in the future, the existence or creation of any fiduciary or confidential relationship between BFS and Seller in any action or proceeding (whether by way of claim, counterclaim, cross claim or otherwise) for damages.

20. BFS' books and records shall be admissible in evidence without objection as prima facie evidence of the status of the accounts between BFS and Seller. Each statement, report, or accounting rendered or issued by BFS to Seller shall be deemed conclusively accurate and binding on Seller unless within fifteen (15) days after the date of issuance Seller notifies BFS to the contrary by registered or certified mail, setting forth with specificity the reasons why Seller believes such statement, report, or accounting is inaccurate, as well

Client Initials

BFS Initials

as what Seller believes to be correct amount(s) therefore. Seller's failure to receive any monthly statement shall not relieve it of the responsibility to request such statement. Failure to do so shall nonetheless bind Seller to whatever BFS' records would have reported.

21. Seller shall pay to BFS a liquidation fee ("Liquidation Fee") in the amount of five percent (5%) of the face amount of each Account Purchased and outstanding at any time during a Liquidation Period (as defined below). For purposes of this section, "Liquidation Period" means a period beginning on the earliest date of (i) the commencement against or by Seller of any voluntary or involuntary case under the Federal Bankruptcy Code, (ii) the general assignment by Seller for the benefit of its creditors, (iii) the appointment of or taking possession by a receiver, liquidator, assignee, custodian or similar official of all or a substantial part of Seller's assets, or (iv) the cessation of business of Seller, and ending on the date on which BFS has actually received all fees, costs, expenses and other amounts owing to it hereunder. The Liquidation Fee shall be paid either by means of BFS charging the Liquidation Fee against the Reserve Account or Seller directly to BFS the amount of the Liquidation Fee, as BFS may elect in its sole discretion.

22. Seller agrees to reimburse BFS upon demand for all reasonable attorney's fees, court costs and other expenses incurred by BFS in the enforcement of this Agreement and protecting or enforcing its interest in the Accounts Purchased or the collateral, in collecting the Accounts Purchased, the collateral, or in the representation of BFS in connection with any bankruptcy case or insolvency proceeding involving Seller, the collateral, any Account Debtor or any Accounts Purchased. Seller hereby authorizes BFS, at its sole discretion, to deduct such fees, costs and expenses from the Reserve and/or purchase price for Accounts Purchased. Notwithstanding the existence of any law, statute or rule, in any jurisdiction that may provide Seller with a right to attorney's fees or costs, Seller hereby waives any and all rights to hereafter seek attorney's fees or costs thereunder and Seller agrees that BFS exclusively shall be entitled to indemnification and recovery of any and all attorney's fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

23. Seller hereby agrees to pay to BFS a Facility Fee of 1.00% of the maximum credit facility. The Facility Fees shall be paid in 4 equal monthly installments, the first of which will be paid upon execution of this Agreement. Seller and BFS each acknowledge and agree that the Facility Fee is intended as reasonable compensation to BFS for making this facility available under the terms and conditions of this Agreement and such Facility Fee is for no other purpose.

24. This Agreement will remain in effect for a period of six (6) months. The Term will be automatically extended for successive periods of twelve (12) months unless Seller provides written notice of cancellation at least sixty (60) days prior to the expiration of the initial Term or any renewal Term, but no more than 90 days; provided, however, BFS may cancel this Agreement at any time upon thirty (30) days notice to Seller. In the event Seller terminates the Agreement at any time prior to the Term of the Agreement, then Seller shall pay BFS a termination fee (the "Termination Fee") equal to $10,000.00 for each month or portion thereof remaining during the Term. If Seller procures conventional bank financing (non-Factoring, non-Asset Based Lending) and this Agreement has been in effect for a period not less than 6 months, any applicable termination fees will be waived if Seller provides BFS with no less than sixty (60) days notice of cancellation.

25. All Terms used herein and not otherwise herein defined shall have the following definitions:

"Account(s)" shall mean a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred and (v) arising out of the use of a credit or charge card or information contained on or for use with the card.

"Account Debtor" shall mean a customer of Seller obligated on an Account.

"Aggregate Net Face Value" shall mean the gross amount of all Accounts scheduled less allowances, discounts to customer or any other reduction Seller may make available.

"Dispute" shall mean any alleged, whether or not bona fide, defense, counterclaim, offset, dispute or other claim asserted by an Account Debtor regarding any Account Purchased which relates to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence.

"Liquidation Period" shall mean a period beginning on the earliest date of (i) the commencement against or by Seller of any voluntary or involuntary case under the Federal Bankruptcy Code, (ii) the general assignment by Seller for the benefit of its creditors (iii) the appointment of or taking possession by a receiver, liquidator, assignee, custodian or similar official of all or a substantial part of Seller's assets, or (iv) the cessation of business of Seller and ending on the date on which BFS has actually received all fees, costs, expenses and other amounts owing to it hereunder.

"Obligations" shall mean and includes all advances, debts, liabilities, obligations, debt balances, warranties, representations, covenants and duties of every kind and description, Seller and any Affiliate, Parent or Subsidiary of Seller owes to BFS under this Agreement or otherwise (whether or not evidenced by a writing and whether or not for the payment of money), direct or indirect, absolute or contingent due to or to become due, now existing or hereafter arising, including limitation, all interest, fees, charges, expenses and attorney's fees for which Seller may be obligated hereunder.

Client Initials

BFS Initials

"Parent", "Affiliate", "Subsidiary" shall mean any corporation or similar legal entity under common control with Seller or which Seller of its principals have a material interest.

"Purchase Price" shall mean the Aggregate Net Face Value of the Accounts Purchased less all fees and their charges as provided in this Agreement.

Client Initials

BFS Initials

I HAVE READ AND AGREED TO THE AFOREMENTIONED TERMS & CONDITIONS OF THE SEVEN PAGES OF THIS MASTER PURCHASE AND SALE AGREEMENT.

IN WITNESS, WHEREOF, the parties hereto have caused this Agreement to be duly executed as of this 19th day of August, 2005.

BIBBY FINANCIAL SERVICES (MIDWEST), INC.

By [signature]

Title Executive Vice President

Print Name Gail Reints

DECORIZE, INC.

By [signature]

Title President/CEO

Print Name Stephen Crowder

DECORIZE, INC.

By [signature]

Title:

Print Name

DECORIZE, INC.

By [signature]

Title VP

Print Name Brent Olson

DECORIZE, INC.

By

Title:

Print Name

GUILDMASTER, INC.

By [signature]

Title

Print Name

FAITH WALK DESIGNS, INC.

By [signature]

Title:

Print Name

WITNESS my hand and official seal in the County and State last aforesaid on this 19th day of August, 2005.

ss:

COUNTY of: Wright)
STATE of Missouri)

I, the undersigned Notary Public, in and for the jurisdiction aforesaid, does certify that Steve Crowder, Brent Olson, Jim Parsons, who is personally known to me as the person(s) who executed the foregoing Guaranty, personally appeared before me on the date set forth above and acknowledged the execution of same as his/her free act and deed.

[signature]
Notary Public

LINDA J. DICKINSON
Notary Public - Notary Seal
State of Missouri
County of Wright
My Commission Exp. 07/01/2006

Client Initials [initials]

BFS Initials

ADDENDUM 1

EXCLUDED ACCOUNTS

The following Accounts will be considered Excluded Accounts as defined by and pursuant to the Master Purchase and Sale Agreement dated August 12, 2005:

1. No Excluded Accounts

Client Initials ______

BFS Initials ______